Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is effective as of May 12, 2025 (“Effective Date”), by and among SIMPLIFY INVENTIONS, LLC, a Delaware limited liability company whose address is 38955 Hills Tech Drive, Farmington Hills, Michigan 48331 (“Seller”), TRAVELHOST LLC, a Michigan limited liability company whose address is 38955 Hills Tech Drive, Farmington Hills, Michigan 48331 (the “Company”), and THE ARENA GROUP HOLDINGS, INC., a Delaware limited liability company whose address is 200 Vesey St., 24th Floor, New York, NY 10281 (“Buyer”). Each of Seller, the Company and Buyer may be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

RECITALS

A. The Company is a Michigan limited liability company engaged in the business of promoting travel and regional attractions and selling advertising for online and print marketing materials (the “Business”); and

B. Seller owns 100% of the membership interests of the Company and desires to sell, and Buyer desires to purchase, all of Seller’s membership interests in the Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above, which are incorporated herein, the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. SALE AND PURCHASE OBLIGATIONS.

1.1 Sale and Purchase of Membership Interest.

(a) On the Closing Date (as defined in Section 1.3), Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller’s membership interest in the Company owned by or held for the benefit of Seller (the “Membership Interest”), free and clear of liens and encumbrances.

(b) In acquiring all of the Membership Interest from Seller, Buyer shall thereby acquire all of Company’s assets, including, without limitation, the assets identified on the attached Schedule 1.1(b).

1.2 Purchase Price. The purchase price for the Membership Interest shall be One Million and 00/100 Dollars ($1,000,000.00) (the “Purchase Price”), payable to Seller by Buyer within sixty (60) days following the date of the Closing in immediately available funds.

1.3 Closing. The purchase and sale provided for herein shall be consummated and closed (“Closing”) at the offices of Seller’s attorney on such date as Buyer and Seller shall mutually agree in writing (the “Closing Date”).

1.4 Due Diligence. Buyer knowingly waives any right to conduct any further inspections or investigations and perform additional due diligence reviews of the Membership Interest and the Company, including, without limitation, the Company’s assets, liabilities, operations, customers and prospects.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Representations of Seller. Seller hereby represents and warrants to Buyer as of the Effective Date, and shall reaffirm to Buyer as of the Closing Date, the following:

2.1.1 Corporate Existence and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to own and operate its business and to carry on the Business as now being conducted.

2.1.2 Control. Seller is the sole member of the Company.

2.1.3 Authorization and Authority.

(a) Company and Seller each have full power and authority to execute, deliver and perform this Agreement and the other instruments and documents described in this Agreement. The execution and delivery of this Agreement by Company and the performance of the transactions contemplated herein have been duly and validly authorized by Company and Seller, its sole member, and all other corporate action of Company necessary for such execution, delivery and performance has been duly taken.

(b) No other action on the part of Company or Seller is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) This Agreement constitutes a valid and binding agreement of Company and Seller, enforceable against Company and Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency or similar proceedings affecting the rights of creditors generally.

2.1.4 Membership Interest. The Membership Interest constitutes one hundred percent (100%) of the membership interests of the Company. Seller has good and marketable title to the Membership Interest, free and clear of all liens and encumbrances.

2.1.5 Corporate Records. Seller has provided, or will make available to Buyer, the corporate records of the Company.

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2.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the Effective Date, and shall reaffirm to Seller as of the Closing Date, the following:

2.2.1 Validity of Agreement. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will result in a breach or violation of any agreement, indenture, mortgage, lease or other obligation or instrument to which Buyer is a Party or by which Buyer is bound, or of any applicable law to which Buyer is subject or by which it is bound.

2.2.2 Authorization. Buyer has full power and authority to execute, deliver and perform this Agreement, and all action of Buyer necessary for such execution, delivery and performance has been duly taken. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and equitable or other relief which is at the discretion of the court before which any proceedings may be brought.

2.2.3 Investment Intent. Buyer is acquiring the Membership Interest to be transferred under this Agreement for its own account, for investment and not with a view to the public resale or distribution thereof.

3. FURTHER ASSURANCES. At any time from the Effective Date to, through and after the Closing Date, Buyer and Seller shall execute and deliver to each other such further lists, documents and instruments and take all such further action as may be reasonably necessary to carry out the transactions contemplated in this Agreement. In connection with the Closing, Buyer will promptly file appropriate documentation with the Michigan Department of Licensing and Regulatory Affairs to change the Resident Agent and Registered Office of the Company to Buyer or Buyer’s designee and provide prompt written confirmation of such filing to Seller.

4. OTHER AGREEMENTS AND COVENANTS.

4.1 Defaults. In the event of a default by Seller under this Agreement, then, notwithstanding any other provisions of this Agreement or any other agreement or law to the contrary, Buyer may, at its option, (a) enforce the terms hereof by specific performance or otherwise, or (b) terminate this Agreement, in which event Seller and Buyer shall have no further obligations or liabilities to the other, except for those obligations that expressly survive termination of this Agreement. In the event of a default by Buyer under this Agreement, then, notwithstanding any other provisions of this Agreement or any other agreement or law to the contrary, Seller may, at its option, (a) enforce the terms hereof by specific performance or otherwise, or (b) terminate this Agreement, in which event Seller and Buyer shall have no further obligations or liabilities to the other, except for those obligations that expressly survive termination of this Agreement. In the event that this Agreement is terminated by Seller or Buyer, Buyer shall promptly deliver to Seller all information pertaining to the Company and/or Seller in Buyer’s possession.

4.2 Brokerage. The Parties agree that all negotiations relative to this Agreement and the transactions contemplated in this Agreement have been carried on by the Parties directly without the intervention of any other person (except their respective attorneys), and such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability to Company for any finder’s fee, brokerage commission, or other similar fee.

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4.3 Contracts Obligations. Seller, Company and Buyer acknowledge and agree that, on the Closing Date, Company and Buyer shall assume and be solely responsible for all obligations, liabilities, costs and expenses of any nature whatsoever for or in connection with the performance of all Contracts identified on Schedule 1.1(b) (“Contracts”), and Company and Buyer will indemnify and hold Seller and Bridge Media (defined below) harmless from and against any and all liabilities, losses, costs, damages or expenses, which may be incurred by or asserted against Seller, including, without limitation, reasonable attorney fees, in connection with claims arising out of or related to all Contracts.

4.4 Indemnification. Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, losses, costs, damages or expenses, which may be incurred by or asserted against Seller, including, without limitation, reasonable attorney fees, in connection with any claims arising out of or related to (a) the operation of the Business and/or the Company arising from and after the Closing Date and (b) the Contracts (the “Buyer Indemnification Obligations”).

4.5 Termination. In the event that this Agreement is terminated by Seller or Buyer in accordance with the terms of this Agreement, Buyer shall promptly deliver to Seller all information pertaining to the Company and/or Seller in Buyer’s possession, and Buyer shall use commercially reasonable efforts to request each of its representatives and/or agents that may have any such information in its possession to promptly deliver such information to Seller.

5. CLOSING DELIVERABLES. At the Closing on the Closing Date, the Parties shall cause to be delivered to each other the following:

5.1 Seller Closing Deliverables.

5.1.1 Assignment of Membership Interests. Seller shall assign to Buyer all of its Membership Interest in a form and substance satisfactory to Buyer necessary to assign, transfer and vest in Buyer good and marketable title to the Membership Interest, free and clear of all liens and encumbrances.

5.1.2 Assignment and Assumption of Affiliate Contracts. Seller shall cause its affiliate, Bridge Media Networks, LLC (“Bridge Media”), to execute and deliver to the Company an assignment and assumption agreement, to assign and transfer to the Company the BMN Contracts (the “BMN Contract Assignment”) as soon as practicable following the Closing.

5.1.3 Resignation of Manager. Seller shall cause the Company’s manager to deliver to Buyer a letter resigning as the manager of Company.

5.1.4 Other Documents. Seller shall execute and deliver to Buyer such other documents as Buyer deems reasonably necessary to consummate the Closing of the transactions contemplated by this Agreement.

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5.2 Buyer Closing Deliverables.

5.2.1 Purchase Price. Buyer will deliver to Seller the Purchase Price.

5.2.2 Assignment and Assumption of Affiliate Contracts. Buyer shall cause Bridge Media to execute and deliver to Seller the BMN Contract Assignment as soon as practicable following the Closing.

5.2.3 Other Documents. Buyer shall execute and deliver to Seller such other documents as Seller deems reasonably necessary to consummate the Closing of the transactions contemplated by this Agreement.

6. MISCELLANEOUS.

6.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the day thereof if delivered by hand and receipted for by the Party to whom said notice or other communication shall have been directed, or three (3) business days after mailed by certified or registered mail with postage prepaid, return receipt requested, or one (1) business day after depositing such notice or other communication for next business day delivery in the hands of a nationally-recognized courier service, in each case addressed to the applicable Party at its address set forth on the first page hereof or at such other address as the applicable Party may designate by written notice to the other Parties. A copy of any notice to Seller must contemporaneously be sent to legal@oaklandlawyersgroup.com.

6.2 Entire Agreement and Construction. This Agreement, together with the schedules and/or exhibits attached to this Agreement and any documents and instruments executed in connection with this Agreement or the Closing, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party against whom enforcement is sought. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The unenforceability or invalidity, if any, of any provision of this Agreement shall not render any other provision or provisions unenforceable, and each provision hereof shall be enforced to the fullest extent permitted by applicable law.

6.3 Benefit. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns. The rights and obligations of the Parties hereunder shall not be assigned or delegated, as the case may be, without the prior written consent of the other Parties. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the Parties and their respective heirs, executors, personal representatives, successors and permitted assigns as provided herein, any rights or remedies whatsoever.

6.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any facsimile or electronically scanned signature hereon shall be given the same force and effect as an original signature.

6.5 Captions and Use of Pronouns. The captions inserted herein are inserted only as a matter of convenience and in no way define, limit, construe, affect or describe the scope or intent of this Agreement. Whenever herein the singular is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa, whenever the context so requires.

6.6 Governing Law. This Agreement shall be governed by, construed, and enforced, and the rights of the Parties hereunder determined, in accordance with the laws of the State of Michigan, without regard to the conflict of laws principles.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement as of the Effective Date.

COMPANY:

TRAVELHOST, LLC
a Michigan limited liability company

By:	/s/ Cavitt Randall
Cavitt Randall
Its:	Manager

SELLER:

SIMPLIFY INVENTIONS, LLC
a Delaware limited liability company

By:	/s/ Shawn McCue
Shawn McCue
Its:	CFO

BUYER:

THE ARENA GROUP HOLDINGS, INC.
a Delaware corporation

By:	/s/ Paul Edmondson
Paul Edmondson
Its:	CEO

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